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                                                                      EXHIBIT 99


                              LIDAK PHARMACEUTICALS
                                  NEWS RELEASE


DATE: AUGUST 5, 1997                           CONTACT: Lisa Dawn Katz
                                                        Director, Corporate
RELEASE DATE:  IMMEDIATE                                Communications &
                                                        Investor Relations
                                                        LIDAK Pharmaceuticals
                                                        (619) 558-0364, ext. 256

                                                        David H. Katz, M.D.
                                                        President/CEO
                                                        LIDAK Pharmaceuticals
                                                        (619) 450-1538

              LIDAK PHARMACEUTICALS APPOINTS SUSAN YEAGLEY SULLIVAN
                         AS NEW CHIEF FINANCIAL OFFICER

     LA JOLLA, CALIFORNIA -- August 5, 1997 -- LIDAK Pharmaceuticals (NASDAQ
NNM: LDAKA) has appointed Susan Yeagley Sullivan, a CPA with over 20 years of financial management experience, as vice president and chief financial officer.

     Ms. Yeagley Sullivan comes to LIDAK upon departing her position, held since 1991, as senior vice president finance and treasurer at PMR Corporation, a publicly-traded behavioral health care company with $50 million in annual revenues and 900 employees in 45 locations. Prior to PMR Corporation, she was vice president of finance from 1987-1991 for the Parkview Development Company, a real estate developer involved in acquisition, development, construction and property management of commercial property. Ms. Yeagley Sullivan has also served as chief financial officer for Allied Home Health, controller for The Talmadge Tinsley Co., construction controller for the U.S. headquarters of Cadillac Fairview Urban Development, and controller for Southwood Mental Health Center. In addition, her experience is augmented by six years at Ernst & Young and Kenneth Leventhal & Company. Ms. Yeagley Sullivan holds a BS in accounting and an MBA in Finance. She holds professional membership in the Financial Executives Institute, the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and the American Women's Society of Certified Public Accountants.

     Commenting on the appointment, David H. Katz, M.D., LIDAK's president and chief executive officer, stated, "We are delighted to be adding such an outstanding financial professional to our senior management team. Susan's broad based knowledge of SEC regulations and procedures, as well as her significant experience and expertise in financial reporting, acquisitions, cash management, contract negotiations, and bank relations and financing will be extremely valuable to LIDAK."

     LIDAK Pharmaceuticals is developing therapeutic products against virally caused diseases, inflammatory disorders and cancer. LIDAK recently completed the patient enrollment and treatment portion of two Phase 3 clinical trials studying its proprietary drug, n-docosanol (LIDAKOL(R)) as a treatment for oral herpes. The studies were conducted on more than 600 patients at 22 clinical sites around the United States. The Company anticipates data availability during the summer of 1997, as previously reported.

                                      # # #

     The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials.